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99 Front Street                                                    NEWS RELEASE
Hamilton HM12
Bermuda
441 296 5858
441 296 6162 FAX

PXRE Group Ltd.                                                     [PXRE LOGO]


                                       Contact:     Jeffrey L. Radke
                                                    Executive Vice President
                                                    (441) 296-5858

      PXRE ANNOUNCES COMPLETION OF $150 MILLION PRIVATE EQUITY INVESTMENT
                             ---------------------
             COMPANY NAMES FOUR NEW DIRECTORS; TWO DIRECTORS RETIRE

HAMILTON, Bermuda (April 4, 2002) - PXRE Group Ltd. (NYSE: PXT) today announced the successful completion of a $150 million equity investment by Capital Z Financial Services Fund II, L.P., Reservoir Capital Partners, L.P., and Richard Rainwater. The new capital, issued in the form of convertible preferred stock, will enable PXRE to increase its underwriting capacity and therefore maximize participation in the new market environment. Following completion of the transaction, PXRE's total capital exceeds $500 million.

         Commenting on the capital infusion, Gerald L. Radke, Chairman, President and Chief Executive Officer of PXRE, said, "We believe that this additional capital, combined with our longstanding broker and client relationships, and existing record of client service, will allow us to build upon the strong momentum we achieved during the year-end 2001 renewal season and position PXRE for profitable growth in 2002. Given the lack of significant catastrophe activity during the first quarter of 2002, we continue to expect that our return on equity for 2002 will be in excess of our long term target of 15%."

         In connection with the transaction, PXRE's new investors have designated four seats on the Company's Board of Directors. The new board members include: Bradley E. Cooper (35), Partner, Capital Z Financial Services Fund II, L.P.; Susan S. Fleming (31), Partner, Capital Z Financial Services Fund II, L.P.; Craig A. Huff (37), Managing Director, Reservoir Capital Partners, L.P.; and Robert M. Stavis (39), Partner, Bessemer Venture Partners. Separately, two of PXRE's current directors, Bernard Kelly (72) and David W. Searfoss (51), have decided to retire effective with the closing of the investment transaction. As a result, the Company's Board, which formerly comprised nine directors, has expanded to 11 members.

         "We extend our gratitude and sincere appreciation to Bernard and David for their tireless efforts on behalf of PXRE over the last 15 years," Radke added. "These gentlemen have devoted considerable time and energy to our Company and the issues facing it in an increasingly complex time, and we are grateful for their wise counsel and abiding interest in PXRE. At the same time, we welcome our four new Board members and the financial expertise and industry insight they bring to the Board. We look forward to their contributions to the continued growth and prosperity of the Company."

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PXT Announce Completion of $150 Million Equity Investment
Page 2
April 4, 2002

         PXRE - with operations principally in Bermuda, Barbados, the United States, and Europe - provides reinsurance products and services to a worldwide market place. The Company primarily emphasizes commercial and personal property reinsurance risks and also provides marine and aerospace reinsurance products and services. The Company's shares trade on the New York Stock Exchange under the symbol PXT.

         To request other printed investor material from PXRE or additional copies of this news release, please call 441/296-5858, send e-mail to Investor_Relations@pxregroup.com, or visit www.pxregroup.com.

         Statements in this release that are not strictly historical are forward-looking and are based upon current expectations and assumptions of management. Statements included herein, as well as statements made by or on behalf of PXRE in its communications and discussions with investors and analysts in the normal course of business through meetings, phone calls and conference calls, which are not historical in nature are intended to be, and are hereby identified as, "forward-looking statements" for purposes of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934 as amended. These forward-looking statements, identified by words such as "anticipate," "expect," "outlook," or variations of such words or similar expressions, are based upon current expectations and are subject to risk and uncertainties. PXRE cautions investors and analysts that actual results or events could differ materially from those set forth or implied by the forward-looking statements and related assumptions, depending on the outcome of certain important factors including, but not limited to, the following: (i) significant catastrophe losses or losses under other coverages, the timing and extent of which are difficult to predict;
(ii) changes in the level of competition in the reinsurance or primary insurance markets that impact the volume or profitability of business (these changes include, but are not limited to, the intensification of price competition, the entry of new competitors, existing competitors exiting the market and competitors' development of new products); (iii) changes in the demand for reinsurance, including changes in the amount of ceding companies' retentions;
(iv) risks associated with the termination of PXRE's diversification initiatives; (v) adverse development on loss reserves related to business written in current and prior years; (vi) lower than estimated retrocessional recoveries on unpaid losses, including the effects of losses due to a decline in the creditworthiness of PXRE's retrocessionaires; (vii) increases in interest rates, which cause a reduction in the market value of PXRE's interest rate sensitive investments, including its fixed income investment portfolio and potential underperformance in PXRE's finite coverages; (viii) decreases in interest rates causing a reduction of income earned on net cash flow from operations and the reinvestment of the proceeds from sales, calls or maturities of existing investments and shortfalls in cash flows necessary to pay fixed rate amounts due to structured contract counterparties; (ix) market fluctuations in equity securities and with respect to PXRE's portfolio of hedge funds and other privately held securities: leverage, concentration of investments, lack of liquidity, market fluctuations and direction (including as a result of interest rate fluctuations and direction, with respect to price levels and volatility thereof) currency fluctuations, credit risk, yield curve risk, spread risk between two or more similar securities, political risk, counterparty risk and risks relating to settlements on foreign exchanges; (x) foreign currency fluctuations resulting in exchange gains or losses; (xi) changes in the composition of PXRE's investment portfolio; (xii) changes in tax laws, tax treaties, tax rules and interpretations; and (xiii) changes in management's evaluation of potential Year 2000 exposures emanating from its reinsurance business. In addition to the factors outlined above that are directly related to PXRE's business, PXRE is also subject to general business risks, including, but not limited to, adverse state, federal or foreign legislation and regulation, adverse publicity or news coverage, changes in general economic factors, the loss of key employees and other factors set forth in PXRE's SEC filings. The factors listed above should not be construed as exhaustive. Therefore, actual results or outcomes may differ materially from what is expressed or forecasted in such forward-looking statements.

         PXRE undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events (including catastrophe events), or otherwise.

                                     -END-